SECURITIES PURCHASE AGREEMENT

BETWEEN

JUNIPER CONTENT CORPORATION

AND

CERTAIN INVESTORS

Dated: February 29, 2008

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made as of the ___ day of January 2008, by and between Juniper Content Corporation, a Delaware corporation (“Company”), and each person or entity whose name appears on Schedule I (each an “Investor” and collectively, the “Investors”).

W I T N E S S E T H:

WHEREAS, the Company proposes to sell units (“Units”), each Unit consisting of 31.25 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”) and 31,250 five-year warrants (“Investment Warrants”) to purchase shares of common stock, par value $.0001 per share (“Common Stock”) of the Company, in a private placement (“Offering”) to “accredited investors” at a per-unit price of $100,000 (“Private Placement Minimum”); and

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated under the Securities Act.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Securities Purchase. Subject to the terms and conditions of this Agreement, each Investor hereby purchases from the Company, and the Company hereby issues and sells to each Investor (the “Securities Purchase”), the number of Units for an aggregate purchase price (“Purchase Price”) as set forth opposite each Investor’s name on Schedule I. The form of Certificate of Designations, Preferences and Rights for the Preferred Shares is attached as Exhibit A and the form of Investment Warrants are attached as Exhibits B-1, B-2 and B-3.

2. Purchase Price Rebate. Concurrently with the consummation of the Securities Purchase, the Company is paying to each Investor the cash sum, and issuing to it warrants (“Rebate Warrants” and, collectively with the Investment Warrants, the “Warrants”) to purchase the number of shares of the Company’s Common Stock. As set forth opposite each Investor’s name on Schedule I, representing a rebate on the Purchase Price (“Rebate”). The form of Rebate Warrants is attached as Exhibit C.

3. Closing. The Securities Purchase is being consummated concurrently with the execution of this Agreement (“Closing”) at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174 at 10:00 a.m., on February 29, 2008. Additional subsequent Closings may occur beyond the closing date upon the mutual agreement of the Investors and the Company. Accordingly, (a) certificates evidencing the Preferred Shares and Warrants are being delivered to the Investors by the Company, (b) the Purchase Price is being paid and delivered via wire transfer to the Company by the Investors and (c) the Rebate is being paid and delivered via wire transfer to the Investors by the Company, concurrently with the execution of this Agreement. The applicable wiring instructions of each party are set forth on Exhibit D hereto.

4. Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations, warranties and covenants to the Investor as of the date hereof that:

4.1 Organization, Organizational Documents.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified and is in good standing in each jurisdiction in which the failure so to qualify would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, rights and results of operations of the Company taken as a whole (“Material Adverse Effect”).

(b) Attached as Schedule 4.1(b) hereto are correct and complete copies of the Amended and Restated Certificate of Incorporation and the By-laws of the Company, including all amendments thereto, each as in effect on the date hereof (collectively, the “Organizational Documents”). No amendments, revisions or waivers of any provisions of any Organizational Documents are in the process of occurring or otherwise have been requested.

4.2 Subsidiaries. Except as set forth on Schedule 4.2, the Company (i) does not presently own, directly or indirectly, an interest in any corporation, association or other business entity and (ii) is not a party to any joint venture, partnership, or similar arrangement.

4.3 Authorization. All corporate action on the part of the Company, its officers, directors, and shareholders necessary for the (a) authorization, execution, issuance and/or delivery of (i) this Agreement, (ii) the Preferred Shares and (iii) the Warrants (this Agreement, the Preferred Shares and the Warrants hereinafter collectively referred to as the “Transaction Documents”) and (b) the performance of all obligations of the Company hereunder and thereunder has been taken. The Transaction Documents constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws of general application affecting enforcement of creditors’ rights generally, (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (3) to the extent the indemnification and contribution provisions contained in the Transaction Documents may be limited by applicable federal or state laws.

4.4 No Conflict. The execution and delivery by the Company of this Agreement and the other Transaction Documents, its consummation of the transactions contemplated hereby and thereby, and its compliance with the provisions hereof and thereof, will not (i) violate or conflict with any of the Organizational Documents, (ii) violate, conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, or acceleration (with or without notice or lapse of time, or both) under any material agreement, lease, security, license, permit, or instrument to which the Company is a party, or to which it or its material assets or businesses are subject, (iii) result in the imposition of any Encumbrance (as hereinafter defined) on any material asset of the Company or (iv) violate or conflict with any Laws (as hereinafter defined) applicable to the Company or its properties or assets, except in each case for such violations, conflicts and Encumbrances which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Encumbrance” means any security interest, mortgage, lien, pledge, charge, easement, reservation, equities, rights of way, options, rights of first refusal and any other encumbrances, whether or not relating to the extension of credit or the borrowing of money. For purposes of this Agreement, “Laws” means all laws, statutes, rules, regulations, ordinances, bylaws, writs, permits, orders and other legislative, administrative or judicial restrictions.

4.5 Capitalization. The numbers of all authorized, issued and outstanding shares of capital stock of the Company are set forth on Schedule 4.5 hereto. No holder of the Company’s securities is entitled to preemptive or similar rights with respect to the Company’s securities. Except as disclosed in Schedule 4.5 and as contemplated by the Transaction Documents, there are no (i) outstanding securities exercisable or convertible into securities of the Company, (ii) other outstanding options, warrants, script rights, calls, commitments or similar rights or obligations relating to the Company’s securities, (iii) any other agreements, contracts, commitments or understandings giving any person any right to subscribe for or acquire any of the Company’s securities, or (iv) any other agreements, contracts, commitments or understandings by which the Company is or may become bound to issue any of its securities.

4.6 Registration Rights. Except as set forth on Schedule 4.6 hereto or in accordance with Section 6.1 below, no holder of any of the Company’s securities or any other person has any registration rights with respect to such securities.

4.7 No Right to Receive or Purchase. Neither the issuance of the Preferred Shares or Warrants sold hereunder, the issuance of any shares of Common Stock upon conversion of the Preferred Shares (“Conversion Shares”) nor the issuance of any shares of Common Stock upon exercise of the Warrants (“Warrant Shares” and together with the Conversion Shares, the “Underlying Securities”) will give any holder of any of the Company’s securities outstanding prior to such issuance (a) the right to receive or purchase any additional securities of the Company or (b) the right to an anti-dilution adjustment to any outstanding securities of the Company or securities into or for which such outstanding securities may be exercised or converted.

4.8 Valid Issuance of Preferred Shares and Warrants; Underlying Securities; Outstanding Securities.

(a) The Preferred Shares and the Warrants when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, and, based in part upon the representations of the Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

(b) Upon issuance in accordance with the terms of the Preferred Shares and Warrants, all Underlying Securities shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable Laws, as presently in effect

(c) All outstanding securities of the Company were duly and validly authorized and issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

4.9 Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (a) a Form D in accordance with Regulation D, (b) a Current Report on Form 8-K disclosing the sale of unregistered securities and any other event of which disclosure is required, (c) applicable Blue Sky filings, and (d) where the failure to obtain such consent, waiver, authorization or order, or to give such notice or make such filing or registration would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.10 Financial Information.

(a) Schedule 4.10(a) sets forth (i) the unaudited balance sheet of the Company at September 30, 2007 (the “Balance Sheet”) and the related statements of operations, shareholders’ equity and cash flows of the Company for the nine months then ended (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly in all material respects the financial position of the Company and the results of operations, shareholders’ equity and cash flows of the Company at the dates and for the periods indicated.

(c) Except as incurred under the existing terms of any Disclosed Agreement (as defined below in Section 4.15(a)) or as set forth on Schedule 4.10(c), at the date of the Balance Sheet, the Company did not have any material Liability (as hereinafter defined) of any nature or any loss contingency (as such term is used in the Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that should have been disclosed or provided for on the Balance Sheet and that was not adequately disclosed or provided for on the Balance Sheet, including the notes thereto. For purposes of this Agreement, “Liability” means any liability or obligation, whether known, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

4.11 Absence of Changes; Review of Interim Financials.

(a) Except as set forth on Schedule 4.11(a), since the date of the Balance Sheet and except as contemplated by the Transaction Documents, there has not been:

(i) any change in the assets, liabilities or financial condition of the Company, except for changes (i) in the ordinary course of business or (ii) which in the aggregate have not resulted in and would not reasonably be expected to result in a Material Adverse Effect;

(ii) any event or change that would reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, whether or not insured against;

(iii) any damage, destruction or loss (whether or not covered by insurance) affecting any asset of the Company in excess of $50,000;

(iv) any material Liability or loss contingency incurred by the Company that would have to be disclosed on financial statements (including the notes thereto) (on a consolidated basis) in accordance with United States generally accepted accounting principles (“U.S. GAAP”), other than liabilities incurred in the ordinary course of business consistent with past practice;

(v) any commitment to borrow money from or provide financial support to any person or entity entered into by the Company;

(vi) any payment or discharge of any material Liability by the Company outside the ordinary course of business consistent with past practice;

(vii) any sale, assignment, license, or other disposition of any material asset or right of the Company outside the ordinary course of business consistent with past practice;

(viii) any declaration or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or the direct or indirect acquisition of any equity securities by the Company;

(ix) any labor trouble, problem or grievance affecting the business of the Company other than such matters which would not reasonably be expected to have a Material Adverse Effect;

(x) any capital expenditure or commitment therefor by the Company or any subsidiary for additions to property, plant or equipment in excess of $50,000;

(xi) any change in the accounting or tax methods, practices, or assumptions therefor followed by the Company; or

(xii) any other transaction or event not in the ordinary course of business consistent with past practice that the Investor has not been advised of.

(b) The Company’s independent accountants have not advised the Company that the Financial Statements (i) do not comply in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations thereunder or (ii) are not in conformity with U.S. GAAP (except for the lack of complete footnotes and subject to year-end audit adjustments).

4.12 Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of the Company, currently threatened against the Company which questions the validity of the Transaction Documents, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or cause any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, pending or threatened (or any basis therefor known to the Company), involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality.

4.13 Intellectual Property.

(a) The Company has sufficient right, title and/or interest in, or has otherwise acquired use rights with respect to all proprietary rights and processes and intellectual property owned by or licensed to the Company (collectively, the “Intellectual Property”) necessary for its business as now conducted and, to the best knowledge of the Company, without any conflict with or infringement of the rights of others.

(b) The Company has not received any communications alleging that the Company has violated or, by conducting its business as currently conducted would violate any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets, or other proprietary rights of any other person or entity. The Company is not aware that any of its employees, officers, or consultants are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee’s, officer’s, or consultant’s commercially reasonable efforts to promote the interests of the Company or that would conflict with the Company’s business as currently conducted. None of the execution or delivery of the Transaction Documents, or the carrying on of the Company’s business as currently conducted by the employees of the Company, or the conduct of the Company’s business as currently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees, officers or consultants are now obligated.

4.14 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws or, of any instrument, judgment, order, writ, decree, mortgage, indenture, lease, license or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal, state, or local statute, rule, or regulation applicable to the Company, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.15 Agreements.

(a) All material written contracts, agreements, licenses, commitments, instruments and understandings (“Disclosed Agreements”) are set forth in the Company’s public filings.

(b) Each Disclosed Agreement is in full force and effect and constitutes a valid and binding obligation of the Company and to the knowledge of the Company, the other parties thereto. The Company has performed in all material respects the obligations required to be performed by it, is not in material default and has not received notice alleging it to be in default under any such Disclosed Agreement. To the knowledge of the Company, there exists no event or condition which, after notice or lapse of time, or both, would constitute a material default under any Disclosed Agreement. To the knowledge of the Company, there are no material defaults by any other party to any such Disclosed Agreement. The Company has made available to the Purchaser correct and complete copies of all Disclosed Agreements.

4.16 Employment Matters.

(a) The Company is in compliance with all federal, state and local laws and regulations respecting the employment of its employees and employment practices, terms and conditions of employment and wages and hours relating thereto, except where noncompliance, singly or in the aggregate, would not have a Material Adverse Effect.

(b) To the Company’s knowledge, there are no pending investigations involving the Company by the Department of Labor or any other governmental agency responsible for the enforcement of employment laws and regulations. To the Company’s knowledge, there is no unfair labor practice charge or complaint against the Company pending before a Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or, to the best of the Company’s knowledge, threatened against or involving the Company. No questions concerning representation exist respecting the employees of the Company and no collective bargaining agreement or modification thereof is currently being negotiated by the Company. The Company is not liable for any severance pay or other payments to any employee or former employee that remains unsatisfied arising from the termination of employment, other than payments that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth on Schedule 4.16(c) hereto, the Company neither maintains, sponsors nor contributes to, nor is it required to contribute to, any program or arrangement that is an “employee pension benefit plan,” an “employee welfare benefit plan,” or a “multi-employer plan” as such terms are defined in Sections 3(2), 3(1) and 3(37), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“ERISA Plans”). The Company does not maintain or contribute to a defined benefit plan, as defined in Section 3(35) of ERISA.

4.17 Governmental Proceedings. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal, domestic or foreign, naming the Company and enjoining the Company from taking, or requiring the Company to take, any action, or to which the Company, its properties or business is bound or subject.

4.18 Permits. Except as set forth on Schedule 4.18 hereto, the Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, except for those by which the lack thereof would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. No such franchise, license or authority is scheduled to expire or terminate sooner than one year from the date of this Agreement, except for those of which the Company has no knowledge of any fact or circumstance that would make timely renewal or replacement unreasonably difficult or expensive. The Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

4.19 Compliance with Laws. The Company is in compliance with all Laws applicable to its business as currently conducted, the violation of, or noncompliance with, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and the Company knows of no facts or set of circumstances which would give rise to any violation of or noncompliance with such Law.

4.20 Title to Property and Assets.

(a) Schedule 4.20(a) sets forth all real property and material assets owned by the Company. With respect to such real property and material assets the Company owns, such property and assets free and clear of all mortgages, liens, loans, pledges, security interests, claims, equitable interests, charges, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.

(b) Schedule 4.20(b) sets forth all real property and material assets leased by the Company. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances.

4.21 Taxes. The Company (i) has filed all tax returns that are required to have been filed by it with all appropriate governmental agencies (and all such returns are true and correct); and (ii) has paid all taxes or other assessments owed by it as indicated on such tax returns (other than taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional taxes for periods for which returns have been filed is not to the Company’s knowledge expected to exceed the recorded liability therefor and, to the Company’s knowledge, there are no material unresolved questions or claims concerning the Company’s tax liability. To the Company’s knowledge, the Company’s tax returns have not been reviewed or audited by any taxing authority. To the Company’s knowledge, there is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to the Company, would result in the assertion by any taxing authority of any valid deficiency in a material amount for taxes. The Company has withheld or collected from each payment made to each of its employees the amount of all taxes, including, but not limited to, income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

4.22 Insurance. The Company has in full force and effect insurance policies in the manner and amount customary in the industry for companies in similar businesses similarly situated.

4.23 Ranking of the Preferred Shares. As of the date hereof, no capital stock of the Company ranks senior to or pari passu with the Preferred Shares and the Company currently has no obligation or agreements to issue any such capital stock.

4.24 Memorandum. Neither the Confidential Offering Memorandum nor any Transaction Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and based on any limitations or qualifications set forth therein relating to such statements, not misleading, except that this representation and warranty does not apply to statements in or omissions from the Confidential Offering Memorandum or Transaction Documents made in reliance upon and in conformity with information furnished to the Company, in writing by or on behalf of the Investor for use therein.

4.25 Blue Sky. The Company has caused or will cause to be timely filed with each applicable jurisdiction corresponding to the residence of each Investor (as same has been provided by such Investors) all appropriate documentation required for the registration of the Preferred Shares and Warrants under applicable state law or required to secure an exemption from such registration requirements.

4.26 Current in SEC Filings. The Company has filed, in a timely fashion with the Securities and Exchange Commission (the “Commission”), and is current with respect to such filings, all reports, information statements, forms, correspondences and schedules required to be filed by it pursuant to (i) Section 13 or Section 15(d) of the Securities Exchange Act of 1934, amended (“Exchange Act”), (ii) the applicable rules and regulations thereunder, and (iii) any comments requiring or requesting a response, directed to the Company by the SEC, and since July 13, 2005, has maintained full compliance with the current public information requirements of Rule 144 and Rule 144A promulgated under the Securities Act of 1933, as amended or any similar successor to such rule.

5. Representations and Warranties of the Investor. Each of the Investors hereby severally represent and warrant to the Company as of the date hereof that:

5.1 Authorization. The Transaction Documents to which such Investor is a signatory constitute valid and legally binding obligations of such Investor, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Transaction Documents may be limited by applicable federal or state laws.

5.2 Purchase Entirely for Own Account. The Preferred Shares, Warrants and Underlying Securities will be acquired for investment for each Investor’s own account and not with a view to the resale or distribution of any part thereof. Each Investor represents that it has full power and authority to enter into this Agreement.

5.3 No Public Market. Each Investor understands that no public market now exists for the Preferred Shares and Warrants, and that the Company has made no assurances that a public market will ever exist for such securities. Each Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies in similar stages as the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests and bear the risk of the investment in the Company.

5.4 Disclosure of Information. Each Investor acknowledges that it has reviewed the Confidential Offering Memorandum and all exhibits thereto and has been given an opportunity to request additional information. Each Investor acknowledges that it has received all the information that it has requested relating to the Company and the purchase of the Preferred Shares and Warrants. Each Investor further represents that it has had an opportunity to ask questions and receive answers from the management of the Company regarding the Company’s operations, assets and financial results and terms and conditions of the Securities Purchase. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 5 of this Agreement or the right of such Investor to rely thereon.

5.5 Accredited Investor. Each Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (“SEC”), as presently in effect, and, in the case of an Investor that is an entity, such entity is comprised entirely of equity owners that are accredited investors.

5.6 Restricted Securities. Each Investor understands that the Preferred Shares, Warrants and Underlying Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, each Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

5.7 Legends. It is understood that the certificates evidencing the Preferred Shares and Warrants (and Underlying Securities) may bear the following (or substantially similar) legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE, AND THE SHARES OF COMMON STOCK UNDERLYING THIS CERTIFICATE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

6. Certain Covenants and Obligations.

6.1 Registration Rights. The Company shall use its commercially reasonable efforts to become eligible to effect a Registration Statement on Form S-3.

(a) Within 60 days after the Company has become eligible to file a Registration Statement on Form S-3, the Company shall use its best efforts to (i) file such a registration statement covering the Underlying Securities, (ii) respond promptly to all SEC requests for information and filings and (iii) cause such registration statement to become effective as soon as possible.

(b) If at any time the Company files a registration statement (excluding registration statements on Forms S-4 and S-8), the holders of Preferred Shares and Warrants and Underlying Securities (“Holders”) have the right to include in such registration statement their Underlying Securities, limited by the rights of pre-existing holders of the Company’s securities under those contracts set forth on Schedule 6.1(b), to prevent or limit the Underlying Securities from being included thereon, if such securities have not already been included on a current and effective registration statement; provided, however, that if, in the written opinion of the Company’s managing underwriter or underwriters, if any, for such offering (the “Underwriter”), the inclusion of such securities, when added to the securities being registered by the Company or the selling stockholder(s) in such offering, will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to their then current market value, or (ii) without materially and adversely affecting the entire offering, the number of securities to be sold by all stockholders in such public offering (if any) shall be apportioned pro rata among all such selling stockholders, including all Holders electing to have their Underlying Securities included in such registration statement, according to the total amount of securities of the Company proposed to be sold by said selling stockholders, including such Holders. The Company agrees that, in the event that the holders of a majority in interest of the Company’s Class W Warrants and Class Z Warrants issued prior to the Company’s 2005 initial public offering demand a registration statement be filed pursuant to that certain Registration Rights Agreement, dated as of July 13, 2005 (“Registration Rights Agreement”), the Company hereby agrees that will not seek to include any shares on its own behalf for sale on such registration statement. The Company further agrees that it will not grant any additional contractual rights which would allow any person or entity to restrict or prevent the Underlying Securities from being included on a registration statement.

(c) In the sole event that (i) the holders of a majority in interest of the Company’s Class W Warrants and Class Z Warrants issued prior to the Company’s initial public offering demand a registration statement be filed pursuant to the Registration Rights Agreement, and (ii) in the written opinion of the Underwriter, the inclusion of the Underlying Securities, when added to the securities being registered by the selling stockholder(s) in such offering, will exceed the maximum amount of the Company’s securities which can be marketed, the Holders and Stuart B. Rekant (solely with respect to those securities he owns directly that are covered by the Registration Rights Agreement) agree to enter into a lockup agreement with respect to any securities sought to be included in such registration statement that would have otherwise been subject to any reduction of shares for a period of 90 days but only if such lockup agreement would cause the Underwriter to allow the Holders to include additional Underlying Securities on such registration statement.

(d) In the event the Company proposes to file a registration statement pursuant to subsection (b), the Company will promptly give written notice of such proposed registration to the Holders. Such Holders will then have the right, by giving written notice to the Company within ten days after the Company provides its notice, to elect to have included in such registration such of their Underlying Securities as such Holders may request in such notice of election.

(e) The Company will keep any registration statement which registers the Underlying Securities pursuant hereto effective and current until the earlier of the date by which all the Underlying Securities have been sold by the Holders and the date that the Underlying Securities may be sold by the Holders pursuant to Rule 144 without any volume restrictions. Furthermore, the Company’s registration obligations pursuant to this Section 6 shall cease on the date that all of the Underlying Securities may be sold by the Holders pursuant to Rule 144 without any volume restrictions.

(f) The Company will notify each Holder as expeditiously as possible following the effectiveness of any registration statement filed pursuant to this section, and/or of any request by the Commission for the amending or supplementing of such registration statement or prospectus. If the prospectus is amended to comply with the requirements of the Securities Act of 1933, as amended (“Securities Act”), the Holders, if requested by the Company, will immediately cease making offers of the Underlying Securities and the Company will promptly provide the Holders with revised prospectuses to enable the Holders to resume making offers of the Underlying Securities. The Company will promptly notify the Holders, if after delivery of a prospectus to the Holders, that, in the judgment of the Company, it is advisable to suspend use of the prospectus delivered to the Holders due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company. Upon receipt of such notice, each such Holder will immediately discontinue any sales of Underlying Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended prospectus or until such Holder is advised in writing by the Company that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus (such time period being referred to as a “Black-Out Period”).

(g) If and whenever the Company is required by the provisions of this Agreement to affect the registration of any Underlying Securities under the Securities Act, the Company will:

(i) As expeditiously as possible furnish to each Holder such reasonable numbers of copies of the prospectus, including any preliminary prospectus available for distribution, in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request in order to facilitate the public sale or other disposition of the Underlying Securities owned by such Holder; and

(ii) As expeditiously as possible, notify each Holder, promptly after it receives notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

(h) In any registration statement in which Underlying Securities are included, the Company will bear all expenses and pay all fees incurred by the Company in connection therewith, excluding underwriting discounts and commissions payable with respect to the Underlying Securities.

(i) The following indemnification provisions shall apply:

(i) The Company shall indemnify each Holder of Underlying Securities to be resold pursuant to any registration statement hereunder and any underwriter or person deemed to be an underwriter under the Securities Act and each person, if any, who controls such Holder or underwriters or persons deemed to be underwriters within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which such Holder may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement, except to the extent arising (A) from information furnished (or omitted to be furnished) by or on behalf of the Holder, in writing, for specific inclusion in such registration statement or (B) because the Holder failed to suspend use of such registration statement and discontinue any sales of

Underlying Securities during a Black-Out Period or failed to timely deliver a final prospectus to the purchasers of such Holder’s Underlying Securities. Each Holder of Underlying Securities to be resold pursuant to such registration statement, and its successors and assigns, shall indemnify the Company, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which the Company may become subject under the Securities Act, the Exchange Act or otherwise, arising (A) from information furnished (or omitted to be furnished) by or on behalf of such Holder, in writing, for specific inclusion in such registration statement or (B) because the Holder failed to suspend use of such registration statement and discontinue any sales of Underlying Securities during a Black-Out Period or failed to timely deliver a final prospectus to the purchasers of such Holder’s Underlying Securities.

(ii) If any action is brought against a party hereto, (“Indemnified Party”) in respect of which indemnity may be sought against the other party (“Indemnifying Party”), such Indemnified Party shall promptly notify Indemnifying Party in writing of the institution of such action and Indemnifying Party shall assume the defense of such action, including the employment and fees of counsel reasonably satisfactory to the Indemnified Party. Such Indemnified Party shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the employment of such counsel shall have been authorized in writing by Indemnifying Party in connection with the defense of such action, or (2) Indemnifying Party shall not have employed counsel to defend such action, or (3) such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which may result in a conflict between the Indemnified Party and Indemnifying Party (in which case Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events, the reasonable fees and expenses of not more than one additional firm of attorneys designated in writing by the Indemnified Party shall be borne by Indemnifying Party. Notwithstanding anything to the contrary contained herein, if Indemnified Party shall assume the defense of such action as provided above, Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent which shall not be unreasonably withheld.

(iii) If the indemnification or reimbursement provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified Party), then Indemnifying Party agrees, in lieu of indemnifying such Indemnified Party, to contribute to the amount paid or payable by such Indemnified Party (1) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by Indemnifying Party on the one hand and by such Indemnified Party on the other or (2) if (but only if) the allocation provided in clause (1) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (1) but also the relative fault of Indemnifying Party and of such Indemnified

Party; provided, however, that in no event shall the aggregate amount contributed by the Holder exceed the proceeds received by the Holder as a result of the exercise by him of the Warrants and the sale or resale by him of the Underlying Securities.

(iv) The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

(i) The registration rights granted in this Section shall inure to the benefit of the Investor’s successors and heirs and permitted assignees of the Preferred Shares, the Warrants or the Underlying Securities, as the case may be; provided, however, that if transfer is made after effectiveness of any registration statement, the only obligation on the part of the Company is to file a post-effective supplement to indicate such transfer.

6.2 Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Shares and Warrants for working capital and general corporate purposes and for reasonable expenses to be incurred in connection with the Offering.

6.3 Reservation of Securities. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, after the Closing, the number of shares of Common Stock issuable as Underlying Securities.

6.4 Board Rights. From and after the Closing and until such time as the Investors, together with each of their affiliates (as defined in Rule 144 of the Securities Act), beneficially own less than the lesser of (i) 500,000 shares of Common Stock (subject to adjustment in the event of (x) any subdivision, combination or recapitalization of the Company’s capital stock, (y) any stock dividend or split or (z) any similar event) or (ii) 10% of the outstanding voting securities of the Company, the holders of the Preferred Shares shall have the right to appoint one director (“Preferred Director”) to the Company’s Board of Directors. The Preferred Director must be approved by the Company prior to becoming a director, but the Company may not unreasonably withhold its approval. Steven G. Chrust is hereby approved by the Company as a Preferred Director. The Company shall deliver to Juniper Venture LLC, as representative of the Investors, written notice of such rejection within fifteen (15) calendar days of receipt of notice of his or her designation. The Company’s failure to deliver such notice shall constitute the Company’s waiver of the right set forth above to reject such Preferred Director, provided however that such would not constitute a waiver of any rights and remedies the Company may otherwise have to remove a Preferred Director pursuant to the Company’s By-Laws or Amended and Restated Certificate of Incorporation or applicable law. The holders of the Preferred Shares shall have the option in their sole discretion to irrevocably terminate the right to appoint the Preferred Director and instead have the right (during the same period) to appoint a Board observer (“Observer”). The Preferred Director or Observer, as the case may be, shall receive timely notice of all meetings (regardless of whether he shall be excluded from such meeting as set forth below) including an agenda therefor to the extent one is provided to the Board, in the same manner as members of the board and shall be reimbursed for all reasonable expenses incurred in connection with his attendance at each meeting. The Company may exclude the Observer from any scheduled meeting, or portion thereof, and require him to sign a non-disclosure agreement in customary form. The Company shall deliver to the Preferred Director or Observer the minutes of each Board meeting and to the extent theObserver may have been excluded from any such meeting, redacted to remove the information relating to such period of time during which the Observer was excluded, as soon as such minutes are distributed to the other members of the Board of Directors. The Company will indemnify the Preferred Director or the Observer, as the case may be, in the same manner as its other directors, including the execution of a customary indemnification agreement. The Company shall maintain directors’ and officers’ insurance in such amounts as may be acceptable to the Company’s Board of Directors in their reasonable discretion, which insurance shall cover the Preferred Director. Section 6.5 below shall in no way restrict, amend or modify the obligations of the Company set forth in this Section.

6.5 Voting Agreement. Each of Raymond Mason, Bert A. Getz, Jr. and Stuart B. Rekant, each a director of the Company (collectively, the “Stockholders”) and each of the Investors hereby agree that, until the five year anniversary of the Closing, (i) the Stockholders will vote the shares of the Company’s common stock now beneficially owned, or that may hereafter be acquired prior to the five year anniversary of the Closing, for the election and re-election of the Preferred Director and (ii) the Investors will vote the shares of the Company’s common stock now beneficially owned, or that may hereafter be acquired prior to the five year anniversary of the Closing, for the election and re-election of the Stockholders or their designees as directors.

6.6 Press Releases. The parties to this Agreement may not publicly disseminate a press release or otherwise publicly announce the transactions contemplated by this Agreement, except upon mutual consent or as may be required by law.

6.7 Legal Fees and Other Expenses. All documented legal and other fees and expenses of the Investors in connection with this Agreement and the other Transaction Documents (in no event to exceed $50,000) shall be paid concurrently with the closing of the Securities Purchase.

6.8 Securities Filings. The Company shall file in a timely fashion with the Securities and Exchange Commission (the “Commission”), and shall be current with respect to such filings, all reports, information statements, forms, correspondences and schedules required to be filed by it pursuant to (i) Section 13 or Section 15(d) of the Securities Exchange Act of 1934, amended, (ii) the applicable rules and regulations thereunder, and (iii) any comments requiring or requesting a response, directed to the Company by the SEC, and shall maintain full compliance with the current public information requirements of Rule 144 and Rule 144A promulgated under the Securities Act of 1933, as amended or any similar successor to such rule.

6.9 Securities Exchange Listing. The Company shall use commercially reasonable efforts to apply for its Common Stock to be listed on a national stock exchange, including without limitation on NASDAQ or the American Stock Exchange, within 60 days of becoming eligible to do so.

6.10 List of Beneficial Ownership. Any Investor that is not a natural person shall provide the Company with a list of all current beneficial owners in such entity and will supplement and amend such list as beneficial owners are added or removed. The Company shall have the right to object to any addition solely in order to comply with applicable regulations imposed by the Federal Communications Commission.

6.11 Further Assurances. The Company will take such actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the other Transaction Documents.

7. Company Deliveries at Closing. The Company shall deliver or cause the delivery of each of the following to the Investors at the Closing:

7.1 Securities Purchase Agreement. Its signature to this Agreement.

7.2 Opinion of General Counsel. An opinion, dated as of the date of the Closing, from Graubard Miller, the Company’s general counsel, in the form attached hereto as Exhibit E.

7.3 Good Standing Certificate. A certificate, dated as of a date within a reasonably current date prior to the Closing, issued by the proper authority in Delaware to the effect that it legally exists and in good standing.

7.4 Secretary’s Certificate. A certificate, dated as of the date of the Closing, executed by the Secretary of the Company certifying the resolutions adopted by the Company’s board of directors relating to the transactions contemplated by the Transaction Documents.

7.5 Delivery of Preferred Shares and Warrants. The Preferred Shares and Warrants as specified, duly executed by the Company.

7.6 Rebate. The cash portion of the Rebate via wire transfer.

8. Deliveries by the Investor at the Closing. The Investors shall deliver or cause the delivery of each of the following to the Company at the Closing:

8.1 Securities Purchase Agreement. Their signatures to this Agreement.

8.2 Purchase Price. The Purchase Price by wire transfer.

8.3 Beneficial Owners. A list of the beneficial owners of Investors that are not natural persons.

9. Indemnification. The Company agrees to indemnify and hold harmless the Investors and any of Investors’ general partners, employees, officers, directors, members, agents and other representatives (collectively, the “General Indemnitees”), against any investigations, proceedings, claims or actions and for any expenses, damages, liabilities or losses (joint or several) arising out of such investigations, proceedings, claims or actions, to which the General

Indemnitees may become subject, whether under the act or any rules or regulations promulgated thereunder, the Exchange Act or any rules or regulations promulgated thereunder, or any state law or regulation, or common law, arising out of any material breach of any representation, warranty, agreement, obligation or covenant of the Company contained herein. The Company also agrees to reimburse the General Indemnitees for any reasonable legal or other reasonable expenses reasonably incurred in connection with investigating or defending any such investigations, proceedings, claims or actions.

10. Miscellaneous.

10.1 Survival of Representation and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement for a period of one year, other than those made under Sections 4.1, 4.2, 4.3 and 4.26, which shall survive indefinitely, and under Section 4.21, which shall survive for six months after the expiration of the applicable statute of limitations. All of the covenants and other obligations set forth in Section 6 shall survive the Closing in accordance with their terms. The Investors are entitled to rely, and the parties hereby acknowledge that the Investors have so relied, upon the truth, accuracy and completeness of each of the representations and warranties of the Company contained herein, irrespective of any independent investigation made by the Investors. The Company is entitled to rely, and the parties hereby acknowledge that the Company has so relied, upon the truth, accuracy and completeness of each of the representations and warranties of the Investors contained herein, irrespective of any independent investigation made by the Company.

10.2 Successors and Assigns. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties.

10.3 Governing Law. This Agreement shall be governed by and construed under the internal law of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. The Company (1) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6 Notices. Unless otherwise provided, any notice, authorization, request or demand required or permitted to be given under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid, or two days after it is sent by an overnight delivery service, or when sent by facsimile with machine confirmation of delivery addressed as follows:

If to an Investor, at the address, facsimile number or email address as set forth on Schedule I

If to Company:

Juniper Content Corporation

521 Fifth Avenue, Suite 822

New York, New York 10175

Fax: (212) 660-5931

Attention: Stuart B. Rekant

In either case, with copies to:

Lev & Berlin, P.C.

200 Connecticut Avenue

Norwalk, CT 06854

Fax: (203) 854-1652

Attention: Duane L. Berlin, Esq. (e-mail : dberlin@levberlin.com)

and

Graubard Miller

405 Lexington Avenue, 19th Floor

New York, New York 10174

Fax: (212) 818-8881

Attention: David Alan Miller, Esq. (e-mail: dmiller@graubard.com)

Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

11. No Broker Fees. Each party represents that it is not nor will it be obligated for any finders’ or brokers’ fee or commission in connection with this transaction.

12. Transaction Expenses; Enforcement of Transaction Documents. Except as provided under Section 6.7, the Company and the Investors shall pay their respective costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents. If any action at law or in equity is necessary to enforce or interpret the terms of any Transaction Document, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

13. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and a majority in interest of the holders of the Preferred Shares. Any amendment or waiver affected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

14. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first above written.

JUNIPER CONTENT CORPORATION
By:
Name:	Stuart B. Rekant
Title:	Chief Executive Officer

Raymond Mason
Solely with respect to Section 6.5

Bert A. Getz, Jr.
Solely with respect to Section 6.5

Stuart B. Rekant
Solely with respect to Section 6.1 and 6.5

SCHEDULE I

Name and Address of Investor	Number of Units Purchased	Purchase Price	Cash Rebate	Rebate Warrants	Social Security Number or Tax Identification Number	Signature